UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	April 26, 2010
(Date of earliest event reported)	April 21, 2010

ONEOK PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103-4298
(Zip code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On April 21, 2010, we announced that we will invest approximately $405 million to $470 million between now and the end of 2011 for projects in the Bakken Shale in the Williston Basin in North Dakota and the Woodford Shale in Oklahoma - enabling us to meet the rapidly growing needs of producers in these areas. These projects are part of the previously announced $2.5 billion to $3.5 billion of growth projects that we have identified for investment between now and the end of 2015.

These investments include construction of a new 100 million cubic feet per day (MMcf/d) natural gas processing facility - the Garden Creek plant - in eastern McKenzie County, N. D., and related expansions that are estimated to cost between $150 million and $210 million and will double our natural gas processing capacity in the Williston Basin. Completion is expected in the fourth quarter of 2011.

Additional Investments in the Bakken Shale in the Williston Basin in North Dakota

In addition to the construction of a new natural gas processing plant, our natural gas gathering and processing segment will invest an additional $200 million to $205 million during 2010 and 2011 for new well connections, expansions and upgrades to its existing natural gas gathering system infrastructure in the Bakken Shale.

These investments include an expansion and upgrade of the natural gas gathering systems and adding new compression to serve the new Garden Creek plant; natural gas gathering system and compression upgrades to bring the existing Grasslands natural gas processing plant to its full capacity by the end of 2010; and $90 million to connect more than 300 wells in 2010 and approximately 400 wells in 2011 to our Williston Basin natural gas gathering system.

Investments in the Woodford Shale in Oklahoma

In 2010 and 2011, we will invest an additional $55 million in the Woodford Shale in Oklahoma with projects in our natural gas gathering and processing and the natural gas liquids (NGL) segments.

These investments include connecting our western Oklahoma natural gas gathering system to our existing Maysville natural gas processing facility in central Oklahoma, allowing us to optimize our Oklahoma natural gas processing capacity and accommodate growing volumes in the Woodford Shale area. The project is currently under construction and expected to be completed during the fourth quarter of 2010. These investments also include approximately $20 million for new well connections in 2010 and 2011 to gather additional Woodford Shale natural gas volumes.

In our natural gas liquids segment, capital investments include the expansion of our existing Oklahoma NGL gathering system to connect a new natural gas processing plant currently under construction that is expected to be completed in the fourth quarter of 2010. This expansion will increase the accessibility of this new supply source to our Arbuckle Pipeline and Mont Belvieu, Texas, fractionation facilities.

Non-GAAP Financial Measure

ONEOK Partners has disclosed in this news release anticpated EBITDA and Distributable Cash Flow (DCF) amounts that are non-GAAP financial measures.  We use EBITDA and DCF as measures of our financial performance.  We define EBITDA as net income adjusted for interest expense, depreciation and amortization, income taxes and allowance equity funds used during construction.  We define DCF as EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash and certain other items.

We believe that the non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in our industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within our industry.

EBITDA and DCF should not be considered an alternative to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable to similarly titled measures of other companies.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period, nor do they equate to available cash as defined in our partnership agreement.

Item 9.01	Financial Statements and Exhibits
Exhibits
99.1 News release issued by ONEOK Partners, L.P. dated April 21, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK Partners, L.P. By: ONEOK Partners GP, L.L.C., General Partner

Date:	April 26, 2010	By:	/s/ Curtis Dinan
Curtis Dinan
Senior Vice President – Chief Financial Officer and Treasurer

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